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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                 www.fairchildsemi.com
JANUARY 22, 2001                      ---------------------

                                      Corporate Communications:
                                      Fran Harrison
                                      207-775-8576
                                      fran.harrison@fairchildsemi.com
                                      --------------------------------

                                      Public Relations Firm:
                                      Barbara Ewen
                                      CHEN PR
                                      781-466-8282
                                      Bewen@chenpr.com
                                      ----------------

                                      Investor Relations:
                                      Pete Groth
                                      207-775-8660
                                      investor@fairchildsemi.com
                                      --------------------------

NEWS RELEASE

Fairchild Semiconductor Announces Agreement to Acquire Intersil Corporation's Discrete Power Business

-    Makes Fairchild the Number Two Player in the $3 Billion Power MOSFET Market

- Includes Significant Patent Portfolio and Industry's Only Dedicated 8" Discrete Power Wafer Fabrication Facility

South Portland, ME - Fairchild Semiconductor International (NYSE: FCS) today announced it has signed an agreement to acquire Intersil Corporation's (NASDAQ:
ISIL) discrete power business for approximately $338 million in cash. This acquisition makes Fairchild the second largest power MOSFET supplier in the world - in a $3 billion market that grew 40 percent in 2000. The combination of Fairchild's existing power MOSFET business and Intersil's discrete power products is estimated to give Fairchild an overall share of approximately 20 percent in this market.

With this acquisition Fairchild also:

- significantly bolsters its intellectual property portfolio, with a valuable range of discrete power patents;

- adds advanced design, engineering and manufacturing operations based in Mountaintop, Pennsylvania including a significant number of power design and development engineers, a highly experienced manufacturing workforce and the industry's only 8" fab dedicated to discrete power products;

- significantly increases its presence in the automotive engine and ignition control markets with an expanded IGBT (insulated gate bipolar transistor) product line;

- increases its worldwide presence in industrial power markets by adding strong US and European market positions to existing strength in Korean and Asian markets;

- makes an initial entry into the high margin aerospace market with key power applications for satellites and supporting systems;

- broadens its power product line with leading high speed rectifiers, planar and trench MOSFETs and next generation IGBTs; and

- continues the company's growth trajectory and strategy to consolidate key multi-market segments through acquisition.

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"With this acquisition, we will have quadrupled our discrete business in less than four years, with a run rate today of roughly $1 billion a year. The Intersil discrete power business is profitable, generating more than $200 million in sales per year. We believe Fairchild can grow this business at or above market rates, while increasing gross margins to levels consistent with our other power businesses," said Kirk Pond, president, chairman and CEO of Fairchild. "This acquisition enables us to increase market share quickly, strengthens our positions in high growth markets and gains new capabilities in manufacturing and design. We are especially excited about the expansion of our IGBT business and our increased presence in the automotive segment. Our strategy of growth through sound acquisitions and new product development continues to serve us well through all phases of the semiconductor industry cycles. We'll continue building a broad portfolio of high performance products sold into diverse end markets.

"This purchase is a continuation of the industry trend for companies to focus on their key businesses and core competencies," said Pond. "Intersil can expand its wireless access and communications analog businesses while Fairchild will enhance its growth in power technologies. Our customers, employees and shareholders should all benefit."

"This acquisition, which we expect to be accretive to earnings this year, is a solid business with a tremendous growth opportunity Fairchild can boost with our multi-market focus," said Joe Martin, Fairchild's executive vice president and chief financial officer. "The combination of a significant product portfolio, extensive intellectual property and a fabrication facility with one of the best cost structures in the industry, strengthens our position in one of the fastest growing multi-market segments. We're gaining an 8-inch manufacturing facility in a very cost-effective way. We believe this facility will allow us to avoid significant future capital expenditures that would be otherwise required to grow our power discrete and power analog IC businesses over the next few years. Through this current industry softening, Fairchild remains in the enviable position of having the cash to take advantage of key opportunities that will be extremely beneficial in both the short and long term. This purchase moves us ahead and strengthens our leadership in the multi-market semiconductor industry."

Fairchild expects to finalize the transaction during the first quarter of 2001. Both companies will work together to ensure as seamless a transition as possible for their customers.

Fairchild Semiconductor International (www.fairchildsemi.com) is a global company solely focused on designing, manufacturing and marketing high performance semiconductors for multiple end market uses. Fairchild's multi-market components are used in computer, telecommunications, automotive, consumer and industrial applications. Supplying power, analog & mixed signal, interface, logic, and optoelectronics products, Fairchild is filling the gap in the global supply of building block semiconductors. The company is headquartered in South Portland, Maine, USA, with 10,000 employees worldwide. Additional manufacturing facilities are located in Utah, South Korea, China, Singapore, Malaysia and the Philippines, with regional sales offices throughout the world.

SPECIAL NOTE ON FORWARD LOOKING STATEMENTS:

This news release includes forward-looking statements that are based on management's assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe", "we expect", "we plan", or "we anticipate", or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors' actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are listed in the company's quarterly and annual reports filed with the SEC ( see the Outlook and Business Risks subsection of Management's Discussion and Analysis of Financial Condition and Results of Operations in the quarterly report on Form 10-Q for the quarter ended October 1, 2000).

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